EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 16th day of May, 2013 by and between Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”), and Alessandro DiNello (“Executive”) (The Company, the Bank and Executive are referred to collectively as the “Parties” and individually as a “Party”).
W I T N E S S E T H:
WHEREAS, the Company is a bank holding company, and the Bank is a wholly-owned subsidiary of the Company, primarily engaged in the business of obtaining funds in the form of deposits and wholesale borrowings and investing those funds in single-family mortgages and other types of loans (the “Business of the Company”);
WHEREAS, Executive currently serves as President and Chief Administrative Officer (“CAO”) of the Bank, and as CAO of the Company;
WHEREAS, Flagstar desires to appoint Executive as President and Chief Executive Officer (“CEO”) of the Company and the Bank, and Executive desires to accept such positions; and
WHEREAS, notwithstanding anything herein to the contrary, Executive's appointment as President and CEO of the Company and the Bank, and Executive's obligations hereunder, are contingent upon receipt by the Company and the Bank of non-objection from the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as applicable.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE ONE

EMPLOYMENT
1.01    Agreement as to Employment.

This Agreement will be deemed to be effective as of May 15, 2013 (the “Effective Date”). As of the Effective Date, the Company hereby appoints Executive as President and CEO of the Company and the Bank, and Executive hereby accepts such appointments, subject to the terms of this Agreement. Notwithstanding anything herein to the contrary, Executive's appointment as President and CEO of the Company and the Bank and the Company's, the Bank's and Executive's obligations hereunder are contingent upon receipt of any required regulatory non-objection from the OCC and the Federal Reserve, as applicable. (The date on which the final regulatory non-objection is received from the OCC or the Federal Reserve is referred to herein as the “Approval Date”.) In the event that the OCC and the Federal Reserve provide written notice to Flagstar that they will not issue such written non-objection, this Agreement shall terminate effective immediately prior to the Effective Date and neither the Company nor Executive shall have any further obligations hereunder.

1.02    Employment Term.

Executive shall be an employee and officer of the Bank and an officer of the Company, as set forth in Section 1.04. The term of Executive's employment by Flagstar under this Agreement shall commence as of the Effective Date and continue until either Party delivers six (6) months' prior written notice to the other Party (the “Notice Period”) that it or he wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of the Notice Period (the period from the Effective Date until the end of the Notice Period, the “Term”), unless earlier terminated as hereinafter provided. Each of the Bank and the Company reserves the right to relieve Executive of his duties at any time after his or its notice of termination without affecting his right to compensation and other benefits under the Agreement during the Notice Period and without such relief's constituting a separate termination or a breach of this Agreement. No termination of this Agreement shall be effective as to those portions of this Agreement which, by their express terms as set forth herein, require performance by either Party following termination of this Agreement.

1.03    Freedom to Contract.

Executive represents and warrants that he has the right to enter into this Agreement, that he is eligible to continue employment by the Bank and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. Executive further agrees to hold Flagstar harmless from any and all liability arising out of any prior contractual obligations entered into by Executive. Executive represents and warrants that he has not made and will not make any contractual or other commitments that do or would conflict with or prevent his performance of his obligations hereunder.
1.04    Title and Duties.

(a)During the Term, (i) Executive shall serve as the President and CEO of the Company and the Bank, subject to the authority and direction of the Company's Board of Directors (the “Board”), and shall report solely and directly to the Board; (ii) Executive shall perform such duties relating to the Company, the Bank and their affiliates, including any subsequently-acquired affiliates (collectively, the “Affiliates”), consistent with his positions as President and CEO, as are assigned to him from time to time by the Board and any other duties undertaken or accepted by Executive consistent with such positions; and (iii) Executive shall have such authority, responsibility and duties with respect to the Company and the Bank as are normally associated with such positions. In that connection, throughout the Term, Executive shall serve as president and chief executive officer and as a director of each of the Company's subsidiaries which are material to the Business of the Company as determined by the Board in its discretion (collectively, the “Material Subsidiaries”).

(b)Subject to the provisions of this subsection 1.04(b), Executive agrees to devote substantially all of his business time and efforts to Flagstar as long as he is employed under this Agreement. Notwithstanding the foregoing, Executive may continue, throughout the Term, to engage in charitable, community and personal activities and in the management of personal investments and his personal and family affairs, and he may serve on the board of directors of up to two for-profit corporations, provided that such activities in the aggregate do not conflict with the interests of Flagstar or interfere with his obligations under this Agreement.

(c)Executive shall be appointed to the Board effective as of the effective date of receipt of non-objection from the Federal Reserve for the Executive to serve as a director of the Company; and the Company shall use its reasonable best efforts to cause Executive to be nominated for reelection to the Board at each annual meeting of the stockholders of the Company held during the Term. Executive shall receive no additional compensation for his service as a member of the Board (or, if applicable, the Board of Directors of the Bank).

1.05    Compensation.

(a)    Base Salary. During the Term, the Bank shall pay to Executive a gross annual base salary of $895,000.00 (the “Base Salary”), pro-rated for any partial calendar year during the Term and payable monthly or more frequently in accordance with the Bank's payroll policy for its other executives. During the Term, the Base Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, and, if increased, such increased amount shall become the “Base Salary” for purposes of this Agreement.

(b)    Share Salary. During the Term, the Company shall pay to Executive a gross annual share salary of $600,000.00, pro-rated for any partial calendar year during the Term (which proration period for 2013 shall begin on the Effective Date) and payable, at the time that base salary is payable to Executive, in grants of unrestricted shares of the Common Stock of the Company (the “Common Stock”) pursuant to the Company's 2006 Equity Incentive Plan, having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date (the “Share Salary”). For purposes of this Agreement, “Fair Market Value” shall mean, as of any specified date, the closing price of the Common Stock as reported in The Wall Street Journal's New York Stock Exchange (“NYSE”) - Composite Transactions listing for such day (corrected for obvious typographical errors), or if the shares are listed for trading on the NYSE but no closing price is reported in such listing for such day, then the last reported closing price for such shares on the NYSE, or if such shares are not listed or traded on the NYSE, the closing sales price on any national securities exchange on which the Common Stock is traded, or if the Common Stock is not traded on any national securities exchange, then the mean of the reported high and low sales prices for such shares in the over-the-counter market, as reported by the OTC Bulletin Board or the OTC Markets Group, Inc., or in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board. The Board may, but shall have no obligation to, engage one or more appraisers in making its determination of Fair Market Value, and the Fair Market Value as determined by the Board may be higher or lower than any such appraisal. In making its determination of Fair Market Value, the Board shall comply with Section 409A (as defined below), to the extent applicable, and the applicable Internal Revenue Service and Treasury

Department regulations thereunder. The Share Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, and, if increased, such increased amount shall become the “Share Salary” for purposes of this Agreement.

(c)    Bonus Shares. The Company shall grant to Executive within sixty (60) days after the end of each calendar year during the Term a number of shares of restricted Common Stock having a Fair Market Value of $600,000.00 (the “Bonus Shares”) (pro-rated for any partial calendar year during the Term, which proration period for 2013 shall begin on the Effective Date), with the Fair Market Value of such shares determined on the date of grant. Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with Executive and shall be reasonably achievable without excessive risk taking in the context of Flagstar's business plan approved by the Board or such committee after consultation with Executive). The Bonus Shares shall be reviewed for increase or decrease (but not below $600,000.00) at the discretion of the Board annually during the Term, and, if increased or decreased, such increased amount shall become the “Discretionary Share” for purposes of this Agreement.

(d)    Retroactive Adjustment. As soon as practicable after the Approval Date, Flagstar shall adjust the Base Salary, Share Salary and Bonus Shares effective retroactively to the Effective Date, such that for the period from and including the Effective Date through but not including the Approval Date, Executive's Base Salary and Share Salary and Bonus Shares shall be at the annualized rate specified in Sections 1.05(a), 1.05(c) and 1.05(d), respectively, and such additional adjusted amount shall be paid to Executive on the next occurring payroll date.

(e)    Business Expenses. The Bank shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of Flagstar's business, subject to Executive's providing reasonable substantiation of such expenses to Flagstar in accordance with the Bank's policies. In addition, the Bank shall promptly pay all reasonable expenses incurred by Executive in connection with the drafting and negotiation of this Agreement.

(f)    Executive's Long-Term Incentive Plan. Flagstar shall use its reasonable best efforts to adopt and implement a Long-Term Incentive Plan in consultation with Executive (the “Executive's LTIP”) by no later than June 30, 2013.

(g)    Relocation Assistance. Flagstar shall reimburse Executive for (1) reasonable and customary closing expenses, transfer taxes and real estate commissions on the sale of Executive's residence in Jackson, Michigan (the “Jackson Residence”), (2) reasonable expenses incurred for moving and storing Executive's household goods and automobiles from the Jackson Residence to Executive's new residence, (3) expenses incurred for temporary housing and rent, (4) expenses relating to Executive's purchase of a home within 20 miles of Flagstar's corporate office and (5) other expenses of Executive in connection therewith as agreed by the Parties; provided, however, that the amount of reimbursement for clauses (1)-(5) of this sentence shall not in the aggregate exceed $100,000.00.

(h)    Legal Expenses.    The Bank shall pay the reasonable legal fees and expenses incurred by Executive in negotiating this Agreement; provided that the Executive submits a written request for such payment with reasonably detailed supporting documentation to the Bank's Human Resources Department no later than sixty (60) days after the Effective Date. The Bank shall make the payment required by the immediately preceding sentence within thirty (30) days after the Executive's submits such written request.

1.06    Fringe and Other Employee Benefits.

During the Term, the Bank shall make available to Executive such fringe and other employee benefits (including medical and dental coverage and participation in the Bank's 401(k) plan) and perquisites as are regularly and generally provided to the other senior executives of the Bank, subject to the terms and conditions of any employee benefit plans and arrangements maintained by the Bank. During the Term, Executive shall be entitled to take thirty (30) days of paid vacation annually (pro-rated for any partial calendar year during the Term, except that there shall be no proration for 2013). In addition, during the Term and provided Executive remains employed through the date of each applicable payment, the Bank shall (i) pay the monthly premiums for supplemental short- and long-term disability insurance with an annual coverage limit equal to Executive's Base Salary and (ii) provide Executive with a monthly car allowance in an amount equal to no less than his monthly car allowance as in effect immediately prior to the Bank Effective Date. Effective as of the date of this Agreement, the Company shall obtain a whole life insurance policy over the Executive's life in the amount of $2,000,000, which policy shall be owned by the Executive and shall be funded through thirty-six monthly premium payments. The Company shall pay the monthly premium payments on such life insurance policy to the extent such payments become due during the Term and provided the Executive remains employed through the date such premium payment becomes due. The Executive shall thereafter be responsible for paying all other premiums on such life insurance policy. The Executive acknowledges and agrees that he shall be responsible in full for all taxes (including, to the extent applicable, interest and penalties) attributable to amounts includable in the Executive's income by reason of the Company's payment of such life insurance premium.
1.07    Termination of Employment.

(a)    Payments upon Termination. If Executive terminates his employment under this Agreement for any reason or if the Bank terminates Executive's employment under this Agreement for any reason, then, upon any such termination of Executive's employment, Executive shall receive from Flagstar: (a) any unpaid Base Salary and Share Salary for any period ending on or before the date of termination of employment, including the Notice Period, (b) a pro rata portion of the Bonus Shares for any period ending on or before the date of termination of employment, including the Notice Period, (c) any unreimbursed business, relocation and legal expenses subject to reimbursement under subsection 1.05, (d) vacation pay for accrued but unused vacation days through the date of termination, and (e) any benefits to which Executive may be entitled pursuant to the terms and conditions of this Agreement and any applicable Flagstar employee benefit plan, as accrued through the date of termination, which shall be paid on the first payroll date following Executive's termination of employment (or, for purposes of benefits under an employee benefit plan of the Company or the Bank, provided pursuant to the terms of the applicable employee benefit plan). In addition: (x) amounts payable under the Executive's LTIP shall be paid in accordance with its terms, (y) all unvested Bonus Shares shall immediately vest and (z) subject to the Executive's (i) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to Flagstar's group health insurance plans in which Executive participated immediately prior to the date of termination (“COBRA Continuation Coverage”), and (ii) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), Flagstar shall provide COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (i) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (ii) eighteen (18) months following the Date of Termination, and (iii) the Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (z), the “Medical Continuation Benefits”). The Executive acknowledges and agrees that he shall be responsible in full for all taxes (including, to the extent applicable, interest and penalties) attributable to amounts includable in the Executive's income by reason Section 105(h) of the Internal Revenue Code of 1986, as amended, arising out of or associated with the Medical Continuation Benefits. The Bank shall continue to pay to Executive his compensation and other benefits under this Agreement through the date of termination of Executive's employment.

(b)    Return of Flagstar Property. Upon termination of Executive's employment, Executive shall terminate his use of and return to Flagstar all property of Flagstar, including without limitation, any Confidential Information (as defined below), vehicles, credit cards, equipment, computers, phones, cell phones, pagers, equipment, supplies, tools, keys or locks.

(c)    No Further Obligations. Upon termination of Executive's employment under this Agreement, the Parties shall have no further obligations under this Agreement to each other except as expressly stated herein and in any applicable written employee benefit plans and arrangements applicable to Executive which are maintained by the Company or the Bank at the time of such termination of Executive's employment, and no further payments of Base Salary, Share Salary, Bonus Shares or other compensation or benefits shall be payable by the Company or the Bank to Executive, except such obligations and payments (i) as are set forth in this Section 1.07; (ii) as are required by the express terms of any written employee benefit plans and arrangements applicable to Executive which are maintained by Flagstar at the time of such termination of Executive's employment; or (iii) as may be required by law, subject, in each case, to any applicable law, rule or regulation.

1.08    Negotiation of Substitute Agreement.

The Parties hereby agree that if and when in the opinion of counsel to Flagstar neither the Company nor the Bank is prohibited under 12 CFR Part 359 or any other applicable law, rule or regulation, or any order, agreement, board resolution or other understanding with, or imposed by, any governmental or regulatory body from entering into an agreement to provide severance benefits under certain circumstances, the Parties agree to negotiate in good faith to enter into a mutually agreeable revised employment agreement with customary terms and conditions, in any case within 45 days of such event.

ARTICLE TWO

RESTRICTIVE COVENANTS

2.01    Confidentiality.

In the course of Executive performing his duties for Flagstar, Flagstar expects to provide Executive with various proprietary, confidential and trade secret information of Flagstar and its affiliates. Such proprietary, confidential and trade secret information may include, but not be limited to, any database of customer accounts; any customer, supplier and distributor list; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding Flagstar and customers, suppliers and distributors of Flagstar; software programs and intellectual property (collectively, “Confidential Information”). All Confidential Information shall be and remain the sole property of Flagstar and its assigns, and Flagstar shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether Flagstar is at any particular time developing or marketing the same. Executive acknowledges that the Confidential Information is a valuable, special and unique asset of Flagstar and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an employee of Flagstar. In light of the competitive nature of the business in which Flagstar is engaged, Executive agrees that he will, both during the Term and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has access in connection with his employment by Flagstar and that he will not, without prior written consent of the Board, for and on behalf of Flagstar, (i) disclose any Confidential Information to any person or entity (other than in proper performance of his duties hereunder) or (ii) make any use of any Confidential Information for his own purposes or for the direct or indirect benefit of any person or entity other than Flagstar. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of Executive, (b) information which is previously known by Executive prior to his receipt of such information from Flagstar, (c) information which becomes available to Executive on a non-confidential basis from a source which, to Executive's knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to Flagstar or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of Executive's employment or at any other time upon Flagstar's request, Executive will return to Flagstar all memoranda, notes and data, computer software and hardware, records or other documents compiled by Executive or made available to Executive during Executive's employment with Flagstar concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.
2.02    No Solicitation of Employees.

Executive agrees that, both during the Term and for a period of one year following termination of Executive's employment with Flagstar for any reason, Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six months preceding Executive's termination of employment with Flagstar was actively employed) by Flagstar, except for rehire by Flagstar. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by Flagstar to terminate his or her employment with Flagstar.
2.03    No Solicitation of Customers.

Executive agrees that, both during the Term and for a period of one year following termination of Executive's employment with Flagstar for any reason, Executive will not directly, on behalf of any competitor of Flagstar in the Business of the Company, solicit the business of any entity within the United States who is known by Executive to be a customer of Flagstar.

2.04    Non-Competition.

In return for Flagstar's promises herein, including the promise to provide Executive with Confidential Information, and in accordance with Executive's acknowledgements and promises in Section 2.01, during the Term and for a period of one year following termination of Executive's employment with Flagstar for any reason, Executive shall not, on behalf of himself or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, perform any services for, or hold any ownership interest in any business engaged in the Business of the Company in any state of the United States where Flagstar is doing business. The Parties agree that this Section 2.04 shall not prohibit the ownership by Executive, solely as an investment, of securities of a person engaged in the Business of the Company if (i) Executive is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) Executive does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.
2.05    Enforcement.

Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. Executive further acknowledges and agrees that the restrictions contained in this Article Two are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of Flagstar. Executive acknowledges that all of the restrictions in this Article Two are reasonable in all respects, including duration, territory and scope of activity. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Article Two are unreasonable or overbroad, the Parties expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed. Executive agrees that the restrictions contained in this Article Two shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and Flagstar. Executive agrees that the existence of any claim or cause of action by Executive against Flagstar (whether predicated on this Agreement or otherwise), other than a failure by Flagstar to pay or provide any amount or benefit due under this Agreement, shall not constitute a defense to the enforcement by Flagstar of the covenants and restrictions in this Article Two. Executive agrees that the restrictive covenants contained in this Article Two are a material part of Executive's obligations under this Agreement for which Flagstar has agreed to compensate Executive and provide him with Confidential Information as provided in this Agreement. Executive agrees that the injury Flagstar will suffer in the event of the breach by Executive of any clause of this Article Two will cause Flagstar irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that Flagstar, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive's failure to comply with the terms and conditions of this Article Two.
2.06    Intangible Property.

Executive will not at any time during or after the Term have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by Flagstar and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Flagstar, whatever Executive's involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Executive, it being the intention of the Parties that Executive shall and hereby does recognize that Flagstar now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all Executive's work in this regard being a work for hire for Flagstar under the copyright laws of the United States), material and matter as described above. If any such work created by Executive is not a work made for hire under the copyright laws of the United States, then Executive hereby assigns to Flagstar all right, title and interest in each such work (including without limitation all copyright rights). Executive shall cooperate fully with Flagstar, at the cost and expense of Flagstar, during his employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to Flagstar all papers reasonably requested by it in connection therewith.
2.07    Survival.

Any termination of Executive's employment or of this Agreement (or breach of this Agreement by Executive) shall have no effect on the continuing operation of this Article Two.

ARTICLE THREE

MISCELLANEOUS

3.01    Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the Parties hereto concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and duly authorized officer(s) of Flagstar. Failure of Flagstar or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a continuing waiver of such or other terms, covenants and conditions.
3.02    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall be binding upon and inure to the benefit of Flagstar and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder, and there are no third party beneficiaries to Executive's rights hereunder. Flagstar may assign or transfer its rights and obligations under this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Flagstar. Flagstar will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Flagstar to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Flagstar would be required to perform it if no such succession had taken place. As used in this Agreement, “Flagstar” shall mean Flagstar as hereinbefore defined and any successor to its business and/or assets as aforesaid. Any obligations of Flagstar, the Company and/or the Bank hereunder shall be the joint and several obligation of each of the Company and the Bank.
3.03    Indemnification and Directors and Officers Liability Insurance.

Flagstar shall indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel (which expenses Flagstar will advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee or agent of Flagstar or any of its Material Subsidiaries or Affiliates, in each case to the fullest extent permitted by applicable law and the organizational documents of Flagstar (as in effect as of the Effective Date and as the same may be amended thereafter to increase but not decrease the benefit provided to the Executive). However, Executive shall repay any expenses paid or reimbursed by Flagstar if it is ultimately determined that he is not legally entitled to be indemnified by Flagstar. If Flagstar's ability to make any payment contemplated by this Section 3.03 depends on an investigation or determination by the Board or the board of directors of the Bank, as applicable, at Executive's request Flagstar will use its best efforts to cause the investigation to be made (at Flagstar's expense) and to have the Board reach a determination as soon as reasonably possible. During the Term, Flagstar shall maintain directors and officers liability insurance with coverage limits of at least the amount in effect on the date hereof.
3.04    Insurance.

If Flagstar desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering Executive, Flagstar may do so and may take out such insurance for any sum which Flagstar may deem necessary to protect its interests. Except as otherwise provided in Section 1.06, Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist Flagstar in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.
3.05    Notices.

Notices hereunder shall be deemed delivered upon the confirmation of delivery of a facsimile or of actual receipt by the addressee and shall be sent as follows (or if receipt is acknowledged by the recipient, by email):

If to Executive:
Alessandro DiNello
At the address on file with the Bank
Telephone: At the number on file with the Bank
Email: At the address on file with the Bank

with a copy to:
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Edward Lublin, Esq. and
Francis E. Dehel, Esq.

and if to Flagstar:
Flagstar Bank, FSB
5151 Corporate Drive Troy, Michigan 48098 Attention: Chairman
with a copy to:
Flagstar Bank, FSB
5151 Corporate Drive Troy, Michigan 48098 Attention: General Counsel
or to such other address and/or person designated by a Party in writing and in the same manner to the other Party. Any written notice required to be provided by or to Executive under this Agreement may be provided by or to such representative or representatives as Executive may designate by written notice to Flagstar.
3.06    Offset/Breach.

The Bank's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Flagstar may have against Executive or others. Executive's termination of his employment hereunder in accordance with the terms of this Agreement shall not be a breach of this Agreement. Except as provided in Section 2.05, performance of Executive's obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Executive may have against Flagstar or others. The Bank's termination of Executive's employment hereunder in accordance with the terms of this Agreement shall not be a breach of this Agreement.
3.07    Counterparts.

This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile or other electronic transmission confirmed promptly thereafter by actual delivery of executed counterparts.
3.08    Applicable Law.

This Agreement and all rights and liabilities of the Parties shall be governed by and interpreted in accordance with the laws of the State of Michigan, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.
3.09    Headings.

The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

3.10    Severability.

To the extent any provision of this Agreement or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect and the Parties agree to meet promptly to negotiate in good faith a substitute enforceable provision which preserves to the greatest extent possible the benefits (economic and other) intended to be conferred on the Parties under this Agreement.
3.11    Representations, Warranties and Covenants.

Flagstar represents and warrants that (i) the execution and performance of this Agreement, including the employment of Executive as the President and CEO of the Company and the Bank and, subject to receipt of any required regulatory non-objection from the OCC and the Federal Reserve, as applicable, have been duly authorized by all necessary action of the Board and the board of directors of the Bank, as applicable, (ii) Flagstar will diligently seek any required regulatory non-objection from the OCC and the Federal Reserve, as applicable, and (iii) that the information relating to Flagstar as set forth in the Agreement is true and correct.
3.12    Golden Parachute Payment.

If any payment or benefit to the Executive under this Agreement or otherwise would be a Golden Parachute Payment that is prohibited by applicable law, then the Parties will cooperate in good faith to endeavor to meet the requirements of such applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement and, if necessary after such cooperation, the total payments and/or benefits will be reduced to the Golden Parachute Limit. For purposes of this Section 3.12, “Golden Parachute Payment” means a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act and “Golden Parachute Limit” means the greatest amount of payments and benefits, if any, that Flagstar determines after consultation with applicable regulatory authorities could be made to Executive without having any payment or benefit be a Golden Parachute Payment.

ARTICLE FOUR

TAXATION AND COMPLIANCE WITH APPLICABLE LAWS
4.01    Taxation.

The Parties believe that the provisions of this Agreement are in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service to be not in compliance with the requirements of Section 409A, the Parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on Executive under this Agreement. Notwithstanding any provision of this Agreement to the contrary, only to the extent that any payment or benefit paid or provided to Executive under this Agreement or otherwise is subject to the requirements of Section 409A and is not exempted from such requirements, if at the time of Executive's separation from service with the Bank, he is a “specified employee” as defined in Section 409A, no payment or benefit that results from his separation from service shall be provided prior to the date which is six months after the date of his separation from service (or, if earlier, his date of death). Payments to which Executive would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his separation from service. Notwithstanding anything to the contrary, to the extent required by Section 409A: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; and (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred. The Parties acknowledge and agree all payments under this Agreement are subject to withholding under applicable law and payments hereunder will be made net of withholding, if any.
4.02    Compliance with Applicable Law.

The Parties believe that the provisions of this Agreement are in compliance with applicable law, as presently in effect, if and to the extent that such requirements apply. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law. In the event of any such violation, the Parties will cooperate in good faith to endeavor to meet the requirements of such applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below opposite their names, effective as of the date first set forth above.

EXECUTIVE

Date:	May 16, 2013	/s/ Alessandro DiNello
Alessandro DiNello

FLAGSTAR BANK, FSB

Date:	May 16, 2013	/s/ Paul D. Borja
Paul D. Borja
Executive Vice President and Chief Financial Officer

FLAGSTAR BANCORP, INC.

Date:	May 16, 2013	/s/ Paul D. Borja
Paul D. Borja
Executive Vice President and Chief Financial Officer